UNITED STATES OF AMERICA
                            FEDERAL TRADE COMMISSION
                             Washington, D.C. 20580


                                            March 9, 2000


Brian C. Mohr, Esq.
Skadden, Arps, Slate, Meagher & Flom
Four Times Square
New York, NY  10036


Re:      EARLY TERMINATION GRANTED
         Transaction Identification Number 20001037
         Public Service Enterprise Group Inc./Conectiv

Dear Mr. Mohr:

The request for early termination of the waiting period is granted effective January 4, 2000 4:30 PM with respect to the proposed acquisition by Public Service Enterprise Group Inc. of certain assets of Delmarva Power & Light Company; Atlantic City Electric Company from Conectiv. Early termination of the waiting period is provided by Section 7A(b)(2) of the Clayton Act and Sections 803.10(b) and 803.11(c) of the Premerger Notification Rules.

Notice of this termination will be published in the Federal Register in accordance with Section 7a(b)(2) of the Clayton Act and Section 803.11(c) of the Premerger Notification Rules and on the Federal Trade Commission's internet site [http://www.ftc.gov/bc/earlyterm/index.html].

If you have any questions concerning this matter, please contact me at (202) 326-2844.

                                        Sincerely,



                                        Sandra M. Peay
                                        Senior Contact Representative
                                        Premerger Notification Office
                                        Bureau of Competition